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NEWS RELEASE	701 Ninth Street NW Washington, DC 20068 pepcoholdings.com NYSE: POM
FOR IMMEDIATE RELEASE July 20, 2010	Media Contact: Clay Anderson, 202-872-2680 canderson@pepcoholdings.com Investor Contact: Donna Kinzel, 302-429-3004 donna.kinzel@pepcoholdings.com

Pepco Holdings, Inc. Announces Results of its Debt Tender Offer

        WASHINGTON – Pepco Holdings, Inc. (NYSE:POM) (the “Company”) announced today that it has purchased, pursuant to a previously announced tender offer, all of the senior notes of the following series that were tendered on or prior to the expiration of the tender offer.

$128,906,000 of the Company’s 6.125% Senior Notes due 2017 (the “6.125% Notes”) and

$65,135,000 of the Company’s 7.45% Senior Notes due 2032 (the “7.45% Notes”).

        Holders of the 6.125% Notes and 7.45% Notes that were tendered on or prior to July 1, 2010 (the “Early Tender Date”) received consideration of $1,125.00 and $1,200.00 per $1,000 in principal amount, respectively, plus accrued and unpaid interest from the last interest payment date to, but not including, the settlement date. Holders of the 6.125% Notes and 7.45% Notes that were tendered after the Early Tender Date but prior to the expiration of the tender offer received consideration of $1,095.00 and $1,170.00 per $1,000 in principal amount, respectively, plus accrued and unpaid interest from the last interest payment date to, but not including, the settlement date. After giving effect to the purchases, $121,094,000 in principal amount of 6.125% Notes and $184,865,000 in principal amount of the 7.45% Notes remain outstanding.

        The repurchase of the 6.125% Notes and the 7.45% Notes was funded using proceeds from the sale of the Company’s wholesale power generation business.

        Citi, J.P. Morgan and Wells Fargo Securities served as dealer managers for the debt tender offer.

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Pepco Holdings, Inc., headquartered in Washington, D.C., delivers electricity and natural gas to about 1.9 million customers in Delaware, the District of Columbia, Maryland and New Jersey, through its subsidiaries Pepco, Delmarva Power and Atlantic City Electric. PHI also provides retail energy products and services through Pepco Energy Services.